Exhibit 10.5

Non-Qualified Stock Option Agreement under

the DaVita Inc. 2002 Equity Compensation Plan

- Board of Directors

Primary Terms

Optionee:	Sample Example

SSN:	123-45-6789

Address:	1234 Any Street
Apt. #A
Any Town, US 12345

Grant Date:	January 1, 2008

Options Granted:	12,000

Option Price per Share:	$55.0000

Expiration Date:	January 1, 2013

Plan Name:	2002 Equity Compensation Plan

Plan ID#:	2002

Vesting Schedule:	100% after 1 year

12,000 on 01/01/2009

The terms set forth above, together with the terms and conditions attached, constitute one agreement.

Note: Please mark and initial any correction to the Name, SSN and/or Address shown on this page before returning a signed copy of this agreement to the Stock Plan Administrator.

This Non-Qualified Stock Option Agreement is dated as of January 1, 2008 (“Grant Date”) by and between DaVita Inc., a Delaware corporation (“Company”) and Sample Example (“Optionee”) pursuant to the Company’s 2002 Equity Compensation Plan (“Plan”). Capitalized terms that are used but not defined in this document shall have the meanings set forth in the Plan.

1. Grant of Option.

(a) The Company hereby grants to the Optionee the right (“Option”) to purchase all or any portion of 12,000 shares (“Shares”) of the common stock of the Company (“Common Stock”) at a purchase price of $55.0000 per share (“Option Price”).

(b) It is intended that this Option will not qualify for treatment as an incentive stock option under Internal Revenue Code (“Code”) Section 422.

2. Term of Option.

(a) This Option shall be effective for the period (“Term”) from the Grant Date shown above through January 1, 2013 (“Expiration Date”).

(b) This Option shall expire and cease to be exercisable on the earlier to occur of:

(i) the Expiration Date,

(ii) the date which is three (3) months after the date on which the Optionee’s membership on the Board of Directors of the Company terminates unless such termination is the result of Optionee’s death (or Optionee dies during the three (3) month period following the termination of his or her membership on the Board of Directors of the Company) or Optionee was disabled (within the meaning of Section 22(e)(3) of the Code) at the time of such termination of membership on the Board of Directors of the Company, or

(iii) the date which is one (1) year from the date of termination of Optionee’s membership on the Board of Directors if such termination is the result of Optionee’s death (or Optionee dies during the three (3) month period following the termination of his or her membership on the Board of Directors of the Company) or Optionee was disabled (within the meaning of Section 22(e)(3) of the Code) at the time of such termination of membership on the Board of Directors.

3. Exerciseability.

(a) The shares subject to this Option shall become exerciseable (“vest”) on the dates indicated under the Vesting Schedule above such that this Option shall be fully exerciseable on the last date listed on such table; provided, however, that such vesting shall cease at the time Optionee ceases to be a member of the Company’s Board of Directors.

(b) These installments shall be cumulative, so that this Option may be exercised as to any or all of the Shares covered by an installment at any time or times after the installment becomes vested and until this Option terminates.

(c) The foregoing notwithstanding, in the event that either (i) in connection with a “Change of Control” (defined below), the “Acquiror” (defined below) fails to assume, convert or replace this Award, or (ii) your Board service is terminated within the twenty-four (24) month period following a Change of Control by the Company (or the Acquiror) other than for “Cause” (defined below), then, in any such case, the Option shall automatically vest and become immediately exercisable in its entirety, such vesting to be effective as of immediately prior to the effective date of the Change of Control in the case of (i), and as of the date of termination of the Optionee’s service in the case of (ii).

A “Change of Control” is defined herein as (i) any transaction or series of transactions in which any person or group (within the meaning of Rule 13d-5 under the Exchange Act and Sections 13(d) and 14(d) under the Exchange Act) becomes the direct or indirect “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), by way of a stock issuance, tender offer, merger, consolidation, other business combination or otherwise, of greater than 50% of the total voting power (on a fully diluted basis as if all convertible securities had been converted and all warrants and options had been exercised) entitled to vote in the election of directors of the Company (including any transaction in which the Company becomes a wholly-owned or majority-owned subsidiary of another corporation), or

(ii) any transaction in which assets representing more than 50% of the total gross fair market value of the Company’s assets are sold, provided, however, that no transaction contemplated by clauses (i) through (ii) above shall constitute a Change of Control if both (x) the person acting as the Chief Executive Officer of the Company for the 6 months prior to such transaction becomes the Chief Executive Officer or Executive Chairman of the Board of Directors of the entity that has acquired control of the Company as a result of such transaction (the “Acquiror”) immediately after such transaction and remains the Chief Executive Officer or Executive Chairman of the Board of Directors for not less than one year following the transaction and (y) a majority of the Acquiror’s board of directors immediately after such transaction consist of persons who were directors of the Company immediately prior to such transaction.

Cause will mean: (1) a material breach by you of your duties and responsibilities to the extent that they do not differ in any material respect from your duties and responsibilities during the ninety (90)-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach; (2) willful misconduct or gross negligence which results in material harm to the Company; or (3) your conviction of, or a plea of nolo contendere by you, to a felony or other crime involving fraud or dishonesty; or (4) willful violation of Company policies which results in material harm to the Company.

(d) In the event that the Optionee ceases to be a member of the Company’s Board of Directors (whether by reason of death or otherwise), the number of shares with respect to which this Option may be exercised shall not be accelerated.

4. Method of Exercising.

This Option may be exercised by the Optionee upon delivery of the following documents to the Company at its principal executive offices:

(a) Written notice, in the form of a completed exercise election form, specifying the number of full Shares to be purchased;

(b) Payment of the full purchase price therefor in cash, by check, or in such other form of lawful consideration as the Committee may approve from time to time; and

(c) Such agreements or undertakings that are required by the Committee pursuant to the Plan.

5. Assignments.

(a) This Option shall be exerciseable only by the Optionee during the Optionee’s lifetime.

(b) The rights of the Optionee under this Option may not be assigned or transferred except by will or by the laws of descent and distribution.

6. No Rights as a Stockholder.

The Optionee shall have no rights as a stockholder of any Shares covered by this Option until the date such Shares have been issued to him or her following the exercise of the Option.

7. Interpretation of Option.

(a) This Option is made under the provisions of the Plan and shall be interpreted in a manner consistent with it.

(b) Any provision in this Option inconsistent with the Plan shall be superseded and governed by the Plan.

8. Restrictions on Transfer of Shares.

The Optionee acknowledges that the Shares issued upon exercise of this Option may be subject to such restrictions on transfer as the Company may deem necessary to comply with all applicable state and federal securities laws and regulations.

9. Amendments.

This Option may be amended at any time with the consent of the Company and the Optionee.

10. Confidentiality.

Optionee shall not at any time disclose or use for Optionee’s direct or indirect personal benefit or purposes or for the benefit or purposes of any person, firm, partnership, joint venture, association, corporation, or other business organization, entity or enterprise other than the Company or any of its subsidiaries or affiliates (whether during or after the termination of Optionee’s membership on the Board of Directors of the Company), any trade secret, information, data or other confidential information relating to customers, development programs, costs, marketing plans, acquisitions and investments, sales activities, promotions, credit and financial data, financing methods, plans of the business and affairs of the Company generally, or any of its subsidiaries or affiliates; provided, however, that the foregoing shall not apply to (i) information which is not unique to the Company or which is generally known to the industry or the public other than as a result of Optionee’s breach of this Section 10 or (ii) disclosure that is required by any applicable law, rule or regulation (including compliance with any oral or written interrogatories or requests for information or documents pursuant to any subpoena or in connection with discovery proceedings in any litigation or similar process to which Optionee may be subject); provided, however, that Optionee shall provide the Company with at least ten (10) days’ advance written notice of the legal requirement to disclose prior to disclosure and assist DaVita as requested in obtaining a protective order or other similar relief.

11. Non-Solicitation.

Optionee agrees that while Optionee is a member of the Company’s Board of Director’s and for the one-year period following termination of such relationship, Optionee will not (a) directly or indirectly induce any employee of the Company, its affiliates or its subsidiaries to terminate his or her relationship with the Company or any of its affiliates or subsidiaries or (b) take any action that results, or might reasonably result in any of the foregoing. If Optionee breaches this provision, then (1) this Option shall terminate effective on the date on which Optionee enters into such activity and (2) the Company may seek temporary, preliminary, and permanent injunctive relief to prevent any actual or threatened breach or continuation of any breach of this Agreement without the necessity of proving actual damages or posting a bond or other security (which Optionee hereby agrees to) and/or an order requiring Optionee to repay the Company any gain realized by Optionee from exercising all or a portion of this Option.

This agreement may be considered null and void at the discretion of the Company if a signed copy is not returned to the Stock Plan Administrator for the Company NO LATER THAN February 28, 2008.

In Witness Whereof, the Company and the Optionee have executed this Option as of the date first written above.

Optionee	Company

Printed Name	Printed Name

Signature	Signature

Title